Exhibit 99.1

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

FOR IMMEDIATE RELEASE

Contact: MDC GROUP Investor Relations: David Castaneda 262-377-2445	Media Relations Susan Roush 818-222-8330

RECOVERY ENERGY REPORTS SECOND QUARTER FINANCIAL RESULTS
AND PROVIDES OPERATIONS UPDATE

August 9, 2012 – Denver, CO –  Recovery Energy, Inc. (NASDAQ: RECV), an independent oil exploration and production company with operations and assets in the Denver-Julesburg (DJ) Basin, reported its financial results for the quarter ended June 30, 2012, and provided an operations update.

“During the second quarter, we began drilling in both conventional and unconventional formations. In the latter portion of the second quarter and early in the third quarter we drilled three conventional wells; one was plugged and abandoned as a dry hole and two were placed into production from  conventional ‘J’ and Wykert sands,” said Roger A. Parker, Chairman and CEO of Recovery Energy. “During the second quarter, we also participated in the drilling of three unconventional horizontal wells targeting the Niobrara formation in the Wattenberg area. The three horizontal wells were placed into production in July and early results are positive. The Company’s current production rate stands at approximately 375 Boep/d, which represents a 75% increase from the Company’s first quarter 2012 production rate. Our conventional drilling program will continue with plans to spud four more wells targeting the ‘J’ and Wykert sands. We also expect to participate in the drilling of additional unconventional wells as various operators propose them.”

Mr. Parker continued: “We are pleased to announce that the Board of Directors has appointed A. Bradley Gabbard, our Chief Financial Officer, to the Board. With his 35 years’ broad experience in the energy sector, Brad’s contributions since joining the Company in July 2011 have been significant. He is a welcomed addition to the Board.”

Second Quarter Financial Results

For the quarter ended June 30, 2012, the Company reported revenues from oil and gas operations of $1.58 million compared to $2.11 million in 2011, a 25% decrease. Net loss for the three months ended June 30, 2012 was $2.813 million compared to a net loss of $4.763 million in 2011. EBITDAX for the second quarter of 2012 was $.10 million compared to $.53 million in the second quarter of 2011.

The net loss for the quarter ended June 30, 2012 reflects expenses attributable to non-cash stock compensation, and other net non-cash charges for depreciation, depletion, and amortization and derivative gains and losses of $0.9 million. The calculation of EBITDAX excludes these non-cash items, as well as interest expense, and is not a measure of financial performance under GAAP, as described below.

The Company's production volume on a BOE basis decreased 24% to 20,858 BOE during the second quarter of 2012 from 27,083 BOE in the second quarter of 2011. This decrease was primarily due to natural production declines, but partially offset by production contributed by new wells late in the quarter.    Revenues in the quarter ended June 30, 2012 were also affected by a decrease in the average oil price.     The Company’s average oil price per equivalent barrel of oil decreased to $73.57 per barrel in the second quarter of 2012, compared to $77.32 per equivalent barrel of oil in the second quarter of 2011, a 5% decrease.

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

About Recovery Energy, Inc.

Recovery Energy, Inc. (RECV) is a Denver-based independent oil exploration and production company that operates in the Denver-Julesburg (DJ) Basin where it holds approximately 140,000 gross, 123,000 net acres.  Recovery Energy’s focus is to grow reserves and production through a combination of acquisitions and conventional and unconventional drilling activity, targeting the various oil-bearing formations that produce in the DJ Basin.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission (the "SEC"), including statements, without limitation, regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things the Company's: (1) proposed exploration and drilling operations, (2) expected production and revenue, and (3) estimates regarding the reserve potential of its properties.  These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company’s ability to finance its continued exploration and drilling operations, (2) positive confirmation of the reserves, production and operating expenses associated with the Company's properties; and (3) the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the SEC.

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

RECOVERY ENERGY, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,	December 31,
	2012	2011

Assets
Current assets
Cash	$467,181	$2,707,722
Restricted cash	864,669	932,165
Accounts receivable	1,025,444	2,227,466
Commodity price derivative receivable	500,000	-
Prepaid assets	9,363	75,376
Total current assets	2,866,657	5,942,729

Oil and gas properties (full cost method), at cost:
Unevaluated properties	43,458,255	45,697,481
Evaluated properties	40,415,934	32,113,143
Wells in progress	4,724,643	6,425,509
Total oil and gas properties, at cost	88,598,832	84,236,133

Less accumulated depreciation, depletion, amortization, and impairment	(17,169,889)	(12,099,098)
Net oil and gas properties, at cost	71,428,943	72,137,035

Other assets:
Office equipment, net	98,965	106,286
Prepaid advisory fees	418,069	574,160
Deferred financing costs, net	1,082,079	2,341,595
Restricted cash and deposits	186,240	186,055
Total other assets	1,785,353	3,208,096

Total Assets	$76,080,953	$81,287,860

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

RECOVERY ENERGY, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,	December 31,
	2012	2011
Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$2,130,385	$2,050,768
Commodity price derivative liability	-	75,609
Related party payable	-	16,475
Accrued expenses	1,947,688	1,354,204
Short term notes payable	840,509	1,150,967
Total current liabilities	4,918,582	4,648,023

Long term liabilities
Asset retirement obligation	685,761	612,874
Term notes payable	19,643,894	20,129,670
Convertible notes payable, net of discount	8,033,274	4,929,068
Convertible notes conversion derivative liability	1,600,000	1,300,000
Total long term liabilities	29,962,929	26,971,612

Total liabilities	34,881,511	31,619,635

Commitments and contingencies – Note 8

Shareholders’ equity
Preferred stock, 10,000,000 authorized, none issued and outstanding	-	-

Common stock, $0.0001 par value: 100,000,000 shares authorized; 17,868,506 and 17,436,825 shares issued and outstanding as of June 30, 2012 and December 31, 2011, respectively	1,787	1,744
Additional paid in capital	119,617,955	118,146,119
Accumulated deficit	(78,420,300)	(68,479,638)
Total shareholders' equity	41,199,442	49,668,225

Total Liabilities and Shareholders’ Equity	$76,080,953	$81,287,860

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

RECOVERY ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenue
Oil sales	$1,362,566	$2,081,809	$2,910,329	$3,883,623
Gas sales	98,725	176,528	228,401	285,357
Operating fees	45,676	16,682	89,509	24,910
Realized gain (loss) of commodity price derivatives	73,301	(164,290)	12,389	(331,574)
Unrealized gains on commodity price derivatives	680,000	700,700	575,609	222,788
Total revenues	2,260,268	2,811,429	3,816,237	4,085,104

Costs and expenses
Production costs	268,315	322,308	635,842	769,293
Production taxes	169,639	237,055	362,497	439,354
General and administrative	1,561,800	5,256,182	3,584,064	6,856,776
Depreciation, depletion and amortization	843,999	1,065,425	1,828,087	2,141,355
Impairment of evaluated properties	-	-	3,274,718	-
Total costs and expenses	2,843,753	6,880,970	9,685,208	10,206,778

Loss from operations	(583,485)	(4,069,541)	(5,868,971)	(6,121,674)

Other income (expense)	(1,123)	-	(705)	1,115
Convertible notes conversion derivative gain (loss)	(190,163)	1,601,037	100,000	1,601,037
Interest expense	(2,038,082)	(2,294,377)	(4,170,988)	(3,986,546)

Net loss	$(2,812,853)	$(4,762,881)	$(9,940,664)	$(8,506,068)
Net loss per common share
Basic and diluted	$(0.16)	$(0.30)	$(0.56)	$(0.56)
Weighted average shares outstanding:
Basic and diluted	17,745,155	15,635,346	17,629,491	15,192,389

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

RECOVERY ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Six months ended June 30,
	2012	2011
Cash flows used in operating activities:
Net loss	$(9,940,664)	$(8,506,068)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of stock issued for services	493,606	251,412
Share based compensation	692,048	4,675,332
Impairment of evaluated properties	3,274,718	-
Change in fair value of commodity price derivatives	(575,609)	(222,788)
Change in fair value of convertible debentures conversion derivative	(100,000)	(1,601,037)
Amortization of deferred financing costs, issuance of stock for convertible debentures interest and accretion of discount	2,582,909	2,203,725
Depreciation, depletion and amortization	1,828,087	2,141,355

Changes in operating assets and liabilities:
Accounts receivable	(241,830)	(2,853,269)
Other assets	77,498	(59,158)
Accounts payable and other accruals	79,617	3,297,906
Restricted cash	67,496	10,053
Related party payable	(16,475)	12,606
Accrued expenses	507,618	(18,830)
Net cash used in operating activities	(1,270,981)	(668,761)

Cash flows used in investing activities:
Additions to unevaluated properties	(320,333)	(9,008,928)
Sale of unevaluated properties	1,443,852	-
Investment in operating bonds	(184)	(160)
Drilling capital expenditures	(4,135,812)	(3,541,453)
Additions of office equipment	(649)	(25,411)
Net cash used in investing activities	(3,013,126)	(12,575,952)

Cash flows provided by financing activities:
Proceeds from sale of common stock, units and exercise of warrants	-	2,129,801
Net change in debts	(796,236)	(88,677)
Proceeds from debts	2,839,802	8,000,000
Net cash provided by financing activities	2,043,566	10,041,124

Change in cash and cash equivalents	(2,240,541)	(3,203,589)
Cash and cash equivalents at beginning of period	2,707,722	5,528,744

Cash and cash equivalents at end of period	$467,181	$2,325,155

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

EBITDAX

"EBITDAX" means, for any defined period, the sum of net income for the period plus the following expenses, charges or income, in each case, to the extent deducted from or added to net income in the period: interest, income taxes, depreciation, depletion, amortization, accretion, unrealized losses from financial derivatives, share based compensation, impairment of evaluated properties and other similar non-cash charges, minus all non-cash income (without limitation) income from unrealized financial derivatives, added to net income. EBITDAX is used as a financial measure by Recovery Energy's management team and by other users of its financial statements to analyze such things as:

•	Recovery Energy's operating performance and return on capital in comparison to those of other companies in its industry, without regard to financial or capital structure;
•	The financial performance of the company's assets and valuation of the entity, without regard to financing methods, capital structure or historical cost basis;
•	Recovery Energy's ability to generate cash sufficient to pay interest costs, support its indebtedness; and
•	The viability of acquisitions and capital expenditure projects and the overall rates or return on alternative investment opportunities.

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the Company's performance, nor used as an exclusive measure of cash flow, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in the company's statements of cash flows.

Recovery Energy has reported EBITDAX because it is a financial measure used by its existing commercial lenders, and because this measure is commonly reported and widely used by investors as an indicator of a company's operating performance and ability to incur and service debt. You should carefully consider the specific items included in the Company's computations of EBITDAX. While Recovery Energy has disclosed its EBITDAX to permit a more complete comparative analysis of its operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by the Company may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not be fully available for management's discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

Recovery Energy believes that EBITDAX assists its lenders and investors in comparing a company's performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods. Because the Company may borrow money to finance its operations, interest expense is a necessary element of its costs and ability to generate cash available for distribution. Because Recovery Energy uses capital assets, depreciation and amortization are also necessary elements of its costs. Additionally, the company may, at some point, be required to pay federal and state taxes, which are necessary elements of its costs. Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, Recovery Energy believes it is important to consider both net income (loss) determined under GAAP and EBITDAX to evaluate its performance.

The following table presents a reconciliation of the company's net (loss) to its EBITDAX for three and six months ended June 30, 2012 and 2011:

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

RECOVERY ENERGY, INC.
EBITDAX
(UNAUDITED)

	Three Months Ending		Six Months Ending
	June 30,		June 30,
	2012	2011	2012	2011
Net Loss	$(2,812,853)	$(4,762,881)	$(9,940,664)	$(8,506,068)

Interest expense (1)	2,038,082	2,294,377	4,170,988	3,986,546
Depreciation, depletion, amortization and accretion	843,999	1,065,425	1,828,087	2,141,355
Changes in the fair value of commodity price derivatives	(680,000)	(700,700)	(575,609)	(222,788)
Change in fair value of convertible notes conversion derivative	190,163	(1,601,037)	(100,000)	(1,601,037)
Impairment of evaluated properties	-	-	3,274,718	-
Amortization of stock issued for services and share based compensation	523,910	4,230,125	1,185,654	4,926,744
EBITDAX	$103,301	$525,309	$(156,826)	$724,752

(1) Interest expense for the six and three months ending June 30, 2012 includes non-cash items for both interest paid by common stock, of $430,832 and $201,222, compared to six and three months ended June 30, 2011 of $0 and $0. Non-cash items for amortization of deferred financing costs for the six and three months ended June 30 2012 of $2,152,076 and $1,095,357 and compared to the six and three months ended June 30, 2011 of $2,203,725 and $1,366,349.